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                                                                    EXHIBIT C

                              STANDSTILL AGREEMENT

                                  by and among

                             DRS TECHNOLOGIES, INC.,

                              IDT HOLDING, L.L.C.,

                         THE VERITAS CAPITAL FUND, L.P.

                       VERITAS CAPITAL MANAGEMENT, L.L.C.

                                       and

                                ROBERT B. MCKEON,

                           dated as of August 15, 2003

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                              STANDSTILL AGREEMENT

          This Standstill Agreement (this "AGREEMENT") is entered into as of August 15, 2003, by and among DRS Technologies, Inc., a Delaware corporation ("PARENT"), Veritas Capital Management, L.L.C., a Delaware limited liability company ("CAPITAL MANAGEMENT"), The Veritas Capital Fund, L.P., a Delaware limited partnership of which Capital Management is the sole general partner ("CAPITAL FUND"), Robert B. McKeon ("McKeon") and IDT Holding, L.L.C., a Delaware limited liability company in which Capital Fund owns 86.4% of the membership interests and is the sole manager ("XYZ Holding," and collectively with Capital Management, McKeon and Capital Fund, the "STOCKHOLDERS"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 2003, among Parent, MMC3 Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and Integrated Defense Technologies, Inc., a Delaware corporation (the "COMPANY")

                              W I T N E S S E T H:

          WHEREAS, simultaneously herewith, Parent, Merger Sub, and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "MERGER") and stockholders of the Company shall receive in the Merger cash and shares of common stock, par value $0.01 per share, of Parent (the "PARENT STOCK"); and

          WHEREAS, the Stockholders are stockholders of the Company and shall be entitled to receive Parent Stock pursuant to the Merger (such shares of Parent Stock, together with any other shares of Parent Stock the voting power over which is directly or indirectly currently held by any Stockholder or acquired between the date hereof and the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the "SUBJECT SHARES")

          WHEREAS, the parties hereto desire to establish certain principles in connection with the Stockholders' ownership of the Subject Shares; and

          WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

          Section 1.1   OTHER DEFINITIONS. For purposes of this Agreement:

                  (a) "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. With respect to the Stockholders, the term "Affiliate" shall not include Parent and the Persons that directly, or indirectly through one or more intermediaries, are controlled by Parent.

                  (b) "PERSON" means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

                  (c) "REPRESENTATIVE" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

                                   ARTICLE II
                                   STANDSTILL

          Section 2.1 STANDSTILL. The Stockholders hereby agree that, from and after the date hereof, the Stockholders and their Affiliates shall not, directly or indirectly, unless specifically requested by Parent or expressly contemplated by the Merger Agreement:

                  (a) unless otherwise agreed to by Parent's Board of Directors, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (including through a merger proposal, tender offer or exchange offer), any shares of Parent Stock, any securities or direct or indirect rights to acquire Parent Stock or any other securities of Parent, or any assets of Parent or any subsidiary or division thereof, other than any acquisition of options to acquire Parent Stock by Robert B. McKeon as compensation for his services as a director of Parent;

                  (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote (including by consent), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Parent (including, without limitation, by making publicly known your position on any matter presented to stockholders), other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement;

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                  (c)  submit to Parent any stockholder proposal under
Rule 14a-8 under the Exchange Act;

                  (d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including a merger or form of reorganization) involving Parent or its securities or assets;

                  (e) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

                  (f) seek in any way, directly or indirectly, to have any provision of this Section 2.1 amended, modified or waived; or

                  (g) otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section
2.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

          Section 2.2 DIVIDENDS, DISTRIBUTIONS, ETC. In the event of a stock dividend or distribution, or any change in the Parent Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

          Section 2.3 QUORUM. The Stockholders agree their shares will be represented in attendance at any meeting of Parent's stockholders, it being understood that the Stockholders shall vote or abstain on any matter as they so determine.

          Section 2.4 SALES OF SUBJECT SHARES. Following the consummation of the Merger, nothing contained in this Agreement shall prohibit the sale of any of the Subject Shares in accordance with applicable requirements of law; provided, however, that the Stockholders agree that will not knowingly sell Subject Shares to any person who is or would after such purchase be deemed to beneficially own (as defined in Section 3.2 below) 5% or more of Parent Stock.

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                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

          The Stockholders hereby represent and warrant, jointly and severally, to Parent as follows:

          Section 3.1 DUE ORGANIZATION, ETC. Each corporate Stockholder is duly organized and validly existing under the Laws of the jurisdiction of formation. Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

          Section 3.2 OWNERSHIP OF SHARES. The Stockholders "beneficially own" (as such term is defined in Section 13(d) of the Exchange Act) 11,750,992 shares of Company Common Stock as of the date hereof. Except with respect to such shares of Company Common Stock, the Stockholders do not beneficially own or have the right to acquire any shares of Parent Stock as of the date hereof.

          Section 3.3 NO CONFLICTS. (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholders, the consummation by any Stockholder of the transactions contemplated hereby or compliance by any Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares or the Stockholder's assets may be bound, or (C) violate any applicable Law, except for any of the foregoing does not and could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

          Section 3.4 RELIANCE BY PARENT. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

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                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent hereby represents and warrants to the Stockholders as follows:

          Section 4.1 DUE ORGANIZATION, ETC. Parent is a company duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

          Section 4.2 CONFLICTS. (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither of the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any Law, except for any of the foregoing as does not and could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

                                    ARTICLE V
                                   TERMINATION

          Section 5.1   TERMINATION.

                  (a) This Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (i) the termination by mutual written consent of Parent and the Stockholders, or
(ii) the seventh anniversary of the date hereof, or (iii) the termination of the Merger Agreement in accordance with its terms.

                  (b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement, and (ii) Article 6 of this Agreement shall survive the termination of this Agreement.

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                                   ARTICLE VI
                                  MISCELLANEOUS

          Section 6.1 FURTHER ACTIONS. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

          Section 6.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          If to Parent to:
          DRS Technologies, Inc.
          5 Sylvan Way
          Parsippany, New Jersey
          Attention: Nina L. Dunn, Esq.
          Telephone: (973) 898-6020
          Facsimile: (973) 898-0952


          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attention: Jeffrey W. Tindell, Esq.
          Telephone: (212) 735-3380
          Facsimile: (917) 777-3380

          If to the Stockholders, to:
          Veritas Capital Management, L.L.C.
          660 Madison Avenue
          New York, New York 10166
          Attention: Robert B. McKeon
          Telephone: (212) 688-0020
          Facsimile: (212) 688-9411

          with a copy to:

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          Winston & Strawn LLP
          200 Park Avenue
          New York, New York 10166
          Attention: Benjamin M. Polk, Esq.
          Telephone: (212) 294-6700
          Facsimile: (212) 294-4700

          Section 6.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

          Section 6.4 THIRD PARTY BENEFICIARIES. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

          Section 6.5 ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

          Section 6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each of Parent and Stockholders hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto irrevocably waive any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

          Section 6.7 FEE AND EXPENSES. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection

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with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 6.8 HEADINGS. Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          Section 6.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

          Section 6.10 WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          Section 6.11 SEVERABILITY. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 6.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

          Section 6.13 COUNTERPARTS. This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of

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copies hereof, each signed by less than all, but together signed by all, of the parties hereto.


                                    * * * * *

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          IN WITNESS WHEREOF, Parent and each Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.

                                        DRS TECHNOLOGIES, INC.


                                        By:   /s/ Mark S. Newman
                                              ---------------------------
                                              Name: Mark S. Newman
                                              Title: Chairman, President and
                                                      Chief Executive Officer


                                        VERITAS CAPITAL MANAGEMENT, L.L.C.


                                        By:    /s/ Robert B. McKeon
                                              ---------------------------
                                              Name: Robert B. McKeon
                                              Title: Authorized Signatory


                                        THE VERITAS CAPITAL FUND, L.P.


                                        By: /s/ Robert B. McKeon
                                           ------------------------------
                                           Name: Robert B. McKeon
                                           Title: Authorized Signatory


                                        IDT HOLDING, L.L.C.


                                        By: /s/ Robert B. McKeon
                                           ------------------------------
                                           Name: Robert B. McKeon
                                           Title: Authorized Signatory


                                        /s/ Robert B. McKeon
                                        ------------------------------
                                        ROBERT B. MCKEON